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FIRST CENTRAL FINANCIAL CORPORATION AND SUBSIDIARIES                  EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                           1995          1994           1993          1992           1991
                                           ----          ----           -----         ----           -----
Income Before Income
 Taxes and
 Taxes on Realized Gains............    $(595,447)    $ 7,659,645    $5,951,889    $ 3,443,824    $ 2,558,624

Fixed Charges
 Interest Expense on EDP
 Equipment..........................        6,510          13,783        35,651         38,868         40,789

Interest Expense on Debt............      594,763         626,475       786,819      1,012,730      1,087,014

Interest Component of
 Rent Expense.......................            0         112,000       112,000        112,000        112,000

Amortization Debt Issue
 Costs..............................      103,093         170,044       268,389        283,384        111,830
                                       ------------  -------------  ------------  -------------  -------------


Total Fixed Charges.................      704,366         922,302     1,202,859      1,446,982      1,351,633
                                       ============  =============  ============  =============  =============


Total Earnings (See Note)...........    $ 108,919     $ 8,581,947    $7,154,748    $ 4,890,806    $ 3,910,257
                                       ============  =============  ============  =============  =============
Ratio of Earnings to
 Fixed Charges......................       0.2:1         9.3:1          5.9:1         3.4:1          2.9:1
                                           -----         -----          -----         -----          -----



NOTE: For the purpose of computing the ratio of earnings to fixed charges (i) earnings represent net income, plus income taxes and any taxes on realized investment gains plus fixed charges and (ii) fixed charges represent interest expense, plus amortization of capitalized debenture costs plus the interest components of rent expense under operating leases.


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